Exhibit 14.1

PDI, INC.

CODE OF BUSINESS CONDUCT

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Dear Colleagues:

            The good name and reputation of PDI, Inc. ("PDI" or the "Company") are a result of the dedication and hard work of all of us. Together, we are responsible for preserving and enhancing PDI's reputation, a task that is fundamental to our continued well-being. Our goal is not just to comply with the laws and regulations that apply to our business; we also strive to abide by the highest standards of business conduct.

            We set forth in the succeeding pages the Company's Code of Business Conduct (the "Code"), which has been approved by our Board of Directors. The purpose of the Code is to reinforce and enhance the Company's commitment to an ethical way of doing business. The contents of the Code are not new, however. The policies set forth here are part of PDI's long-standing tradition of high ethical standards.

            All employees, including part-time field representatives, consultants, officers and directors are expected to comply with the policies set forth in this Code. The Code should also be provided to and followed by the Company's agents and representatives.

            Read the Code carefully and make sure that you understand it, the consequences of non-compliance, and the Code's importance to the success of the Company. If you have any questions, speak to your supervisor, the Legal Department or any of the other resources identified in this booklet. The Code cannot and is not intended to cover every applicable law or provide answers to all questions that might arise; for that we must ultimately rely on each person's good sense of what is right, including a sense of when it is proper to seek guidance from others on the appropriate course of conduct.

            PDI is committed to providing the best and most competitive service to our customers. Adherence to the policies set forth in the Code will help us achieve this goal.

                            Sincerely,


                            Charles T. Saldarini
                            Vice Chairman of the Board & Chief Executive Officer

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Table of Contents                                                           Page

PUTTING THE CODE TO WORK.......................................................1
     About the Code of Business Conduct........................................1
     Meeting Our Shared Obligations............................................1
RESPONSIBILITY TO OUR ORGANIZATION.............................................1
     Conflicts of Interest.....................................................1
         Improper Personal Benefits from the Company...........................1
         Financial Interests in Other Businesses...............................2
         Business Arrangements with the Company................................2
         Outside Employment or Activities with a Competitor....................2
         Outside Employment with a Customer or Supplier........................2
         Corporate Opportunities...............................................2
         Family Members Working in the Industry................................3
     Entertainment, Gifts and Gratuities.......................................3
         Receipt of Gifts and Entertainment....................................3
         Offering Gifts and Entertainment......................................3
     Protection and Proper Use of Company Assets...............................4
     Expense Reimbursement Reporting...........................................4
     Record Retention..........................................................5
     Confidential Information..................................................5
     Trademarks and Copyrights.................................................6
         Trademarks............................................................6
         Copyright Compliance..................................................6
     Computer and Communication Resources......................................6
     Insider Trading...........................................................7
     External Communications...................................................8
FAIR DEALING...................................................................9
     Antitrust Laws...........................................................10
     Conspiracies and Collaborations Among Competitors........................10
     Penalties................................................................10
RESPONSIBILITY TO OUR PEOPLE..................................................11
     Respecting One Another...................................................11
     Privacy..................................................................11
     Equal Employment Opportunity and Nondiscrimination.......................11
     Sexual and Other Forms of Harassment.....................................12
         Other Forms of Harassment............................................12
         Reporting Responsibilities and Procedures............................12
     Safety in the Workplace..................................................13
         Weapons and Workplace Violence.......................................13
         Drugs and Alcohol....................................................13
INTERACTING WITH GOVERNMENT...................................................13
     Prohibition on Gifts to Government Officials and Employees...............13
     Political Contributions and Activities...................................13
     Bribery of Foreign Officials.............................................14
IMPLEMENTATION OF THE CODE....................................................14


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     Seeking Guidance.........................................................14
     Reporting Violations.....................................................15
     Investigations of Suspected Violations...................................15
     Reports Regarding Accounting Issues......................................15
     Discipline for Violations................................................16
     A Framework for Approaching Questions and Problems.......................16
     Waivers of the Code......................................................17
     No Rights Created........................................................17


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PUTTING THE CODE TO WORK

About the Code of Business Conduct

PDI is committed to the highest standards of business conduct in our relationships with each other and with our clients, shareholders and others. The Company's Code helps us in this endeavor by providing a statement of the fundamental principles and key policies and procedures that govern the conduct of our business.

Our business depends on the reputation of all of us for integrity and principled business conduct. Thus, in many instances, the policies referenced in this Code go beyond the requirements of the law.

The Code is a statement of policies for individual and business conduct and does not, in any way, constitute an employment contract or an assurance of continued employment.

Meeting Our Shared Obligations

Each of us is responsible for knowing and understanding the policies and guidelines contained in the following pages. If you have questions, ask them; if you have ethical concerns, raise them. The Legal Department, which is responsible for overseeing and monitoring compliance with this Code, and the other resources identified in this Code is available to answer your questions and provide guidance and for you to report suspected misconduct. Our conduct should reflect the Company's values, demonstrate ethical leadership, and promote a work environment that upholds the Company's reputation for integrity, ethical conduct and trust.

RESPONSIBILITY TO OUR ORGANIZATION

We are all expected to dedicate our best efforts to advancing the Company's interests and to make decisions that affect the Company using objective and independent standards.

Conflicts of Interest

A conflict of interest occurs when your private interests interfere in any way, or even appear to interfere, with the interests of the Company. A conflict situation can arise when you take actions or have interests that make it difficult for you to perform your Company work objectively and effectively. Your obligation to conduct the Company's business in an ethical manner includes the ethical handling of actual or apparent conflicts of interest between personal and business relationships, including full disclosure of such conflicts. Although we cannot list every conceivable conflict, following are some common examples that illustrate actual or apparent conflicts of interest:

Improper Personal Benefits from the Company

Conflicts of interest arise when you or a member of your family receives improper personal benefits as a result of your position in the Company. You may not accept any benefits from the Company that have not been duly authorized and approved in writing pursuant to Company policy and procedure or by your supervisor, the Vice President of Human Resources and the

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Legal Department, including any advances of payroll, Company loans or guarantees of your personal obligations.

Financial Interests in Other Businesses

Subject to the last sentence of this section, (1) you may not own an interest in a company that competes with PDI; (2) you may not own an interest in a company that does business with PDI (such as a PDI customer or supplier) without the prior written approval of the Legal Department; and (3) executive officers and members of the Board of Directors must obtain the written approval of the chairman of the Nominating and Corporate Governance Committee of the Board of Directors (the "Governance Committee") before making any such investment. However, it is not typically considered a conflict of interest (and therefore, prior approval is not required) to make investments of no more than 1% of the outstanding securities of competitors, customers or suppliers that are public companies (in other words, companies with stock listed on a national or international securities exchange), so long as the interest is not so significant that it would affect your decisions on behalf of PDI.

Business Arrangements with the Company

Without prior written approval from the Chief Executive Officer ("CEO"), you may not participate in a joint venture, partnership or other business arrangement with the Company. Executive officers and members of the Board of Directors must obtain the written approval of the Chairman of the Governance Committee before participating in such an arrangement.

Outside Employment or Activities with a Competitor

Simultaneous employment with or serving as a director of a competitor of the Company is strictly prohibited, as is any activity that is intended to or that you should reasonably expect to advance a competitor's interests. You may not market products or services in competition with the Company's current or potential business activities. It is your responsibility to consult with the Legal Department to determine whether a planned activity will compete with any of the Company's business activities before you pursue the activity in question.

Outside Employment with a Customer or Supplier

Without prior written approval from the Legal Department, you may not be a customer or be employed by, serve as a director of or represent a customer of the Company. Similarly, without prior written approval from the Legal Department, you may not be a supplier or be employed by, serve as a director of or represent a supplier to the Company. Executive officers and members of the Board of Directors must obtain the written approval of the chairman of the Governance Committee before participating in such an arrangement.

Corporate Opportunities

We each owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. If you learn of a business or investment opportunity through the use of Company property or information or your position at the Company, such as from a competitor or actual or potential customer, supplier or business associate of the Company, you may not participate in the opportunity or make the investment without the prior written approval of the Legal Department. Such an opportunity should be considered an investment opportunity for the Company in the first instance. (Directors' duties to present corporate opportunities to the Company are more extensive than as set forth above.)


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Family Members Working in the Industry

You may find yourself in a situation where your spouse or significant other, your children, parents, or in-laws, or someone else with whom you have a familial relationship is a competitor, supplier or customer of the Company or is employed by one. Such situations are not prohibited, but they call for extra sensitivity to security, confidentiality and conflicts of interest. You must disclose any such situation to the Legal Department to assess the nature and extent of any concern and how it can be resolved. In some instances, any risk to the Company's interests is sufficiently remote that the Legal Department may only remind you to guard against inadvertently disclosing PDI's confidential information and not to be involved in decisions on behalf of PDI that involve the other company.

Entertainment, Gifts and Gratuities

Receipt of Gifts and Entertainment

When you are involved in making business decisions on behalf of the Company, your decisions must be based on uncompromised, objective judgment. When interacting with any person who has business dealings with the Company (including suppliers, customers, competitors, contractors and consultants), you must conduct such activities in the best interest of the Company, using consistent and unbiased standards. You must never accept gifts or other benefits if your business judgment or decisions would be affected.

You must never request or ask for gifts, entertainment or any other business courtesies from people doing business with the Company. Unsolicited gifts and business courtesies, including meals and entertainment, are permissible if they are customary and commonly accepted business courtesies; not excessive in value; and given and accepted without an express or implied understanding that you are in any way obligated by your acceptance of the gift. Gifts that are extravagant in value or unusual in nature should not be accepted without the prior written approval of the Legal Department.

Gifts of cash or cash equivalents (including gift certificates, securities, below-market loans, etc.) in any amount are prohibited and must be returned promptly to the donor.

Offering Gifts and Entertainment

The purpose of business entertainment and gifts is to create good will and sound working relationships, not to gain unfair advantage with customers. When you are providing a gift or entertainment in connection with Company business, you must do so in a manner that is in good taste and without excessive expense. You may not furnish or offer to furnish any gift that is of more than token value or that goes beyond the common courtesies associated with accepted business practices.

Many of our customers and suppliers likely have gift and entertainment policies of their own. You must be careful never to provide a gift or entertainment that violates the other company's gift and entertainment policy.

What is acceptable in the commercial business environment may be entirely unacceptable in dealings with the government. There are strict laws that govern providing gifts, including meals,


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entertainment, transportation and lodging, to government officials and employees. You are prohibited from providing gifts or anything of value to government officials or employees or members of their families in connection with Company business without prior written approval from the Legal Department. For more information, see the section of this Code regarding Interacting with Government.

Giving or receiving any payment or gift in the nature of a bribe or kickback is absolutely prohibited.

Protection and Proper Use of Company Assets

We each have a duty to protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. You should take measures to prevent damage to and theft or misuse of Company property. Any suspected incidents of fraud or theft should be immediately reported to the Legal Department for investigation.

When you leave the Company, all Company property must be returned to PDI. Except as specifically authorized, Company assets, including Company time, equipment, materials, resources and proprietary information, must be used for legitimate business purposes only, though incidental personal use (such as, for example, of Company telephones) may be permitted.

Expense Reimbursement Reporting

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. You must complete all Company documents accurately, truthfully, and in a timely manner, including all travel and expense reports. When using business expense accounts, you must document and record all information accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or the Chief Financial Officer.

Company Books and Records

When applicable, documents must be properly authorized. You must record the Company's financial activities in compliance with all applicable laws and accounting practices and the Company's system of internal controls. The making of false or misleading entries, records or documentation is strictly prohibited. You must never create a false or misleading report or make a payment or establish an account on behalf of the Company with the understanding that any part of the payment or account is to be used for a purpose other than as described by the supporting documents.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies to e-mail, internal memos, formal reports and all other business communications.


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Record Retention

In the course of its business, the Company produces and receives large numbers of records. Numerous laws and certain agreements require the retention of certain Company records for various periods of time. The Company is committed to compliance with applicable laws and regulations relating to the preservation of records and to agreed upon arrangements with potential or existing clients. Under no circumstances are Company records to be destroyed selectively or to be maintained outside Company premises or designated storage facilities and any Company policy to return records to clients or to destroy such records should be adhered to.

If you learn of a subpoena or a pending or contemplated litigation or government investigation, you should immediately contact the Legal Department. You must retain and preserve ALL records that may be responsive to the subpoena or relevant to the litigation or that may pertain to the investigation until you are advised by the Legal Department as to how to proceed. You must not destroy or alter any such records in your possession or control. You must also affirmatively preserve from destruction all relevant records that without intervention would automatically be destroyed or erased (such as e-mails and voicemail messages). Destruction of such records, even if inadvertent, could seriously prejudice the Company. If you have any questions regarding whether a particular record pertains to a pending or contemplated investigation or litigation or may be responsive to a subpoena or regarding how to preserve particular types of records, you should preserve the records in question and ask the Legal Department for advice.

Confidential Information

We may all learn, to a greater or lesser degree, facts about the Company's business, plans, or "secrets of success" that are not known to the general public or to competitors. Confidential information and trade secrets may consist of any information, including any formula, pattern, device or compilation of information that is not known to the general public and that is used in business, which gives a company a potential advantage over competitors that lack it. A few examples of confidential information and trade secrets include customer data, the terms offered or prices charged to particular customers and marketing or strategic plans. During the course of performing your responsibilities, you may obtain information concerning possible transactions with other companies or receive confidential information concerning other companies, such as our customers, which the Company may be under an obligation to maintain as confidential.

You must maintain the confidentiality of information entrusted to you by the Company or its customers, except when disclosure is authorized or legally mandated. If you possess or have access to confidential information or trade secrets, you must:

      o     Not use the information for your own benefit.

      o Carefully guard against disclosure of the information to people outside the Company. For example, you should not discuss such matters with family members or business or social acquaintances or in places where the information may be overheard, such as taxis, public transportation, elevators or restaurants.

      o Not disclose the information to another colleague unless he or she needs the information to carry out business responsibilities.


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Your obligation to treat information as confidential does not end when you leave the Company. Upon the termination of your employment, you must return everything that belongs to the Company, including all documents and other materials containing Company and customer confidential information. You must not disclose confidential information to a new employer or to others after ceasing to work for PDI.

You may not disclose your previous employer's confidential information to the Company. Of course, you may use general skills and knowledge acquired during your previous employment.

Trademarks and Copyrights

Trademarks Our logos and the name PDI, Inc. are examples of Company trademarks. You must always properly use our trademarks and advise your supervisor or the Legal Department of infringements by others. Similarly, the trademarks of third parties must be used properly.

Copyright Compliance Works of authorship such as books, articles, computer software and other such materials may be covered by copyright laws. It is a violation of those laws and of Company policy to make unauthorized copies of or derivative works based upon copyrighted materials. The absence of a copyright notice does not necessarily mean that the materials are not copyrighted.

The Company licenses the use of much of its computer software from outside companies. In most instances, this computer software is protected by copyright. You may not make, acquire or use unauthorized copies of computer software.

Computer and Communication Resources

PDI's computer and communication resources, including computers, voicemail and e-mail, provide substantial benefits, but they also present significant security and liability risks to you and the Company. It is extremely important that you take all necessary measures to secure your computer and any computer or voicemail passwords. If you have any reason to believe that your password or the security of a Company computer or communication resource has in any manner been compromised, you must change your password immediately and report the incident to the Information Technology Department.

When you are using Company resources to send e-mail, voicemail or to access Internet services, you are acting as a representative of the Company. Any improper use of these resources may reflect poorly on the Company, damage its reputation, and expose you and the Company to legal liability.

All of the computing resources used to provide computing and network connections throughout the organization are the property of PDI and are intended for use by Company employees to conduct the Company's business. All e-mail, voicemail and personal files stored on Company computers are Company property, and PDI retains the right, from time to time and at its sole discretion, to review any files stored or transmitted on its computer and communication resources, including e-mail messages, for compliance with Company policy. Incidental and occasional personal use of e-mail and telephones is permitted, but such use should be minimized


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and the length of the messages should be kept as short as possible, as these messages cost the Company in productivity, time and money.

You should not use Company resources in a way that may be unlawful or disruptive or offensive to others. At all times when sending e-mail or transmitting any other message or file, you should not transmit comments, language, images or other files that you would be embarrassed to have read by any person. Remember that your "private" e-mail messages are easily forwarded to a wide audience. In addition, do not use these resources in a wasteful manner. Unnecessarily transmitting messages and other files wastes not only computer resources, but also the time and effort of each person having to sort and read through his or her own e-mail.

Use of computer and communication resources must be consistent with all other Company policies, including those relating to harassment, record retention, privacy, copyright, trademark, trade secret and other intellectual property considerations.

Insider Trading

You are prohibited by Company policy and the law from buying or selling securities of the Company, directly or indirectly through your family or others, when in possession of "material nonpublic information." (There is, however, an exception for trades made pursuant to a pre-existing trading plan.) This conduct is known as "insider trading." Passing such information on to someone who may buy or sell securities - known as "tipping" - is also illegal. The prohibition applies to Company securities and to securities of other companies if you learn material nonpublic information about other companies, such as the Company's customers, in the course of your duties for the Company. Violations of insider trading laws may be punishable by fines and/or imprisonment under applicable laws.

Material information is any information which could reasonably be expected to affect the price of a stock. If you are considering buying or selling a stock because of inside information that you possess, you should assume that the information is material. It is also important to keep in mind that if any trade you make becomes the subject of an investigation by the government, the trade will be viewed after-the-fact with the benefit of hindsight. Consequently, you should always carefully consider how your trades would look from this perspective.

Information is considered to be non-public unless it has been adequately disclosed to the public, which means that the information must be publicly disclosed, and adequate time must have passed for the securities markets to digest the information. Examples of adequate disclosure include public filings with securities regulatory authorities and the issuance of press releases, and may also include meetings with members of the press and the public. A delay of one or two business days is generally considered a sufficient period for routine information to be absorbed by the market. Nevertheless, a longer period of delay might be considered appropriate in more complex disclosures.

If you are not sure whether particular information is material or has been made generally available to the investing public, contact the Legal Department and refrain from trading in the Company's (or other relevant company's) securities until you have been advised either that the


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information is not material or that it has been made generally available to the investing public and that the public has had an opportunity to evaluate it.

Do not disclose material nonpublic information to anyone, including co-workers, unless the person receiving the information has a legitimate need to know the information for purposes of carrying out the Company's business. If your family or friends ask for advice about buying or selling Company stock, you should not provide it. You should be careful to avoid discussing sensitive Company information in any place where others may hear such information. If you leave the Company, you must maintain the confidentiality of such information until it has been adequately disclosed to the public by the Company.

For additional information on trading in the Company's securities and trading plans, consult the Statement of Policy Regarding Trading in Company Securities by PDI, Inc., a copy of which may be obtained from the Legal Department.

External Communications

If you are not an official Company spokesperson, you may not speak with the press, securities analysts, other members of the financial community, shareholders or groups or organizations as a Company representative or about Company business unless specifically authorized to do so. If you receive a request for financial or other information about the Company from the media, the press, the financial community, shareholders or the public, you should decline to answer and refer the request to the General Counsel. Requests for information from regulators or the government should be referred to the General Counsel. You should then report any such contact to the General Counsel.

Certain internet sites have bulletin boards or "chat rooms" devoted to discussions regarding specific public companies. Some of these bulletin boards relate to the Company. No Company employee should post confidential information relating to the Company in any external forum.

Special Ethics Obligations for Employees with Financial Reporting
Responsibilities(1)

It is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in all other public communications made by the Company. Depending on their position with the Company, employees may be called upon to provide information to assure that the Company's public reports are complete, fair, accurate and understandable. The Company expects all of its personnel to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Company's public disclosure requirements.

The Finance Department (this includes the CFO and all other individuals within the Company and its subsidiaries who work on financial matters) bears a special responsibility for promoting

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(1)      This section of the Code is intended to satisfy the requirements of section 406 of the Sarbanes-Oxley Act of 2002 and the SEC's regulations promulgated pursuant thereto. Amendments to this section of the Code will be disclosed as required by law or regulations.


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the integrity of the Company's financial statements. The CEO, the CFO and other
Finance Department personnel have a special role both to adhere to these principles themselves and also to promote a culture throughout the Company of the importance of full, fair, accurate, timely and understandable reporting of the Company's financial results and conditions.

Because of this special role, the CEO, the CFO and all other members of the Company's Finance Department are bound by the following financial officer code of ethics (the "Financial Officer Code of Ethics"), and by accepting this Code, each agrees that he or she will:

      o Act with honesty and integrity, and ethically handle actual or apparent conflicts of interest in personal and professional relationships.

      o Comply with and promote those Company standards, policies and procedures designed to generate full, fair, accurate, timely and understandable public disclosures in compliance with applicable laws and regulations.

      o Comply with applicable laws, rules and regulations of federal, state, provincial and local governments, and applicable rules and regulations of appropriate private and public regulatory agencies.

      o Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one's independent judgment to be subordinated.

      o Respect the confidentiality of information acquired in the course of one's work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of one's work will not be used for personal advantage.

      o Share knowledge and maintain skills important and relevant to stakeholders' needs.

      o Proactively promote and be an example of ethical behavior as a responsible partner among peers, in the work environment and the community.

      o Achieve responsible use of and control over all assets and resources employed by or entrusted to you.

      o Promptly report to the General Counsel and/or the Chairman of the Audit Committee of the Board of Directors any conduct that the individual believes to be a violation of law or business ethics or any provision of the Code, including any transaction or relationship that reasonably could be expected to give rise to a conflict.

      o Subject to applicable law, violations of this Financial Officer Code of Ethics, including failures to report violations by others, will be viewed as a severe disciplinary matter that may result in personnel action, including termination of employment. If you suspect that a violation of the Financial Officer Code of Ethics has occurred, you must report the suspected violation in accordance with those procedures set forth in the section of this Code entitled "Implementation of the Code."

FAIR DEALING

The Company depends on its reputation for quality, service and integrity. The way we deal with our customers, competitors and suppliers molds our reputation, builds long-term trust and


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ultimately determines our success. We must never take unfair advantage of others through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

Antitrust Laws

While the Company competes vigorously in all of its business activities, its efforts in the marketplace must be conducted in accordance with the letter and spirit of applicable antitrust and competition laws. While it is impossible to describe antitrust and competition laws fully in any code of business conduct, this Code will give you an overview of the types of conduct that are particularly likely to raise antitrust concerns.

Conspiracies and Collaborations Among Competitors

One of the primary goals of the antitrust laws is to promote and preserve each competitor's independence when making decisions on price, output, and other competitively sensitive factors. Some of the most serious antitrust offenses are agreements between competitors that limit independent judgment and restrain trade, such as agreements to fix prices, restrict output or control the quality of products, or to divide a market for customers, territories, products or purchases. You should not agree with any competitor on any of these topics, as these agreements are virtually always unlawful. (In other words, no excuse will absolve you and/or the Company of liability.)

Unlawful agreements need not take the form of a written contract or even express commitments or mutual assurances. Courts can -- and do -- infer agreements based on "loose talk," informal discussions, or the mere exchange between competitors of information from which pricing or other collusion could result. Any communication with a competitor's representative, no matter how innocuous it may seem at the time, may later be subject to legal scrutiny and form the basis for accusations of improper or illegal conduct. You should take care to avoid involving yourself in situations from which an unlawful agreement could be inferred. If you come into possession of any competitor's information, you should inform the Legal Department promptly.

By bringing competitors together, trade associations can raise antitrust concerns, even though such groups serve many legitimate goals. The exchange of sensitive information with competitors regarding topics such as prices, profit margins, output levels, or billing or advertising practices can potentially violate antitrust and competition laws, as can creating a standard with the purpose and effect of harming competition. You must notify the Legal Department before joining any trade association.

Joint ventures with competitors are not illegal under antitrust and competition laws. However, like trade associations, joint ventures present potential antitrust concerns. The Legal Department should therefore be consulted before negotiating or entering into a joint venture.

Penalties

Failure to comply with the antitrust laws could result in jail terms for individuals and large criminal fines and other monetary penalties for both the Company and individuals. In addition,


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private parties may bring civil suits to recover three times their actual damages, plus attorney's fees and court costs.

The antitrust laws are extremely complex. Because antitrust lawsuits can be very costly, even when a company has not violated the antitrust laws and is cleared in the end, it is important to consult with the Legal Department before engaging in any conduct that even appears to create the basis for an allegation of wrongdoing. It is far easier to structure your conduct to avoid erroneous impressions than to have to explain your conduct in the future when an antitrust investigation or action is in progress. For that reason, when in doubt, consult the Legal Department with your concerns.

RESPONSIBILITY TO OUR PEOPLE

Respecting One Another

The way we treat each other and our work environment affects the way we do our jobs. We all want and deserve a work place where we are respected and appreciated. Everyone who works for the Company must contribute to the creation and maintenance of such an environment, and supervisors and managers have a special responsibility to foster a workplace that supports honesty, integrity, respect and trust.

Privacy

PDI respects the privacy and dignity of all individuals. The Company collects and maintains personal information that relates to your employment, including benefit information. Special care is taken to limit access to personal information to Company personnel with a need to know such information for a legitimate purpose. Employees, partners and officers who are responsible for maintaining personal information and those who are provided access to such information must not disclose private information in violation of applicable law or in violation of the Company's policies.

You should not search for or retrieve items from another's workspace without prior approval of that person or management. Similarly, you should not use communication or information systems to obtain access to information directed to or created by others without the prior approval of management, unless such access is part of your job function and responsibilities at the Company.

Personal items, messages, or information that you consider to be private should not be placed or kept in telephone systems, computer or electronic mail systems, office systems, offices, work spaces, desks or file cabinets. The Company reserves all rights, to the fullest extent permitted by law, to inspect such systems and areas and to retrieve information or property from them when deemed appropriate in the judgment of management.

Equal Employment Opportunity and Nondiscrimination

The diversity of the Company's employees and partners is a tremendous asset. The Company is an equal opportunity employer in hiring and promoting practices, benefits and wages. PDI will not tolerate discrimination against any person on the basis of race, religion, color, gender, age, marital status, national origin, sexual orientation, citizenship, Vietnam-era or disabled veteran status or disability (where the applicant or employee is qualified to perform the essential functions of the job with or without reasonable accommodation), or any other basis prohibited by law in recruiting, hiring, placement, promotion, or any other condition of employment.

Sexual and Other Forms of Harassment

Company policy strictly prohibits any form of harassment in the workplace, including sexual harassment. Sexual harassment consists of unwelcome sexual advances, requests for sexual favors and other verbal or physical conduct of a sexual nature when:

      o submission to such conduct is made a term or condition of employment;

      o submission to or rejection of such conduct is used as a basis for employment decisions; or

      o such conduct has the purpose or effect of unreasonably interfering with an individual's work performance or creating an intimidating, offensive or hostile work environment.

Forms of sexual harassment include, but are not limited to, the following:

      o verbal harassment, such as unwelcome comments, jokes, or slurs of a sexual nature;

      o physical harassment, such as unnecessary or offensive touching, or impeding or blocking movement; and

      o visual harassment, such as derogatory or offensive posters, cards, cartoons, graffiti, drawings or gestures.

Other Forms of Harassment

Harassment on the basis of other characteristics is also strictly prohibited. Under this policy, harassment is verbal or physical conduct that degrades or shows hostility or hatred toward an individual because of his or her race, color, national origin, citizenship, religion, sexual orientation, marital status, age, mental or physical handicap or disability, veteran status or any other characteristic protected by law, which

      o has the purpose or effect of creating an intimidating, hostile, or offensive work environment;

      o has the purpose or effect of unreasonably interfering with an individual's work performance; or

      o     otherwise adversely affects an individual's employment.

Harassing conduct includes, but is not limited to, the following: epithets; slurs; negative stereotyping; threatening, intimidating or hostile acts; and written or graphic material that ridicules or shows hostility or aversion to an individual or group and that is posted on Company premises or circulated in the workplace.

Reporting Responsibilities and Procedures If you believe that you have been subjected to harassment of any kind, you should promptly report the incident to your supervisor, a Director of Human Resources or the Legal Department. Complaints of harassment, abuse or discrimination will be investigated promptly and thoroughly and will be kept confidential to the extent possible.

The Company will not in any way retaliate against anyone for making a good faith complaint or report of harassment or participating in the investigation of such a complaint or report.

The Company encourages the prompt reporting of all incidents of harassment, regardless of who the offender may be, or the offender's relationship to the Company. This procedure should also be followed if you believe that a non-employee with whom you are required or expected to work has engaged in prohibited conduct. Supervisors must promptly report all complaints of harassment to the Director of Human Resources or the Legal Department.

Remember that, regardless of legal definitions, we should interact with each other in a professional and respectful manner.

Safety in the Workplace

Safety and security are of primary importance. You are responsible for maintaining our facilities free from recognized hazards and obeying all Company safety rules. Working conditions should be maintained in a clean and orderly state to encourage efficient operations and promote good safety practices.

Weapons and Workplace Violence No one may bring firearms, explosives, incendiary devices or any other weapons into the workplace or any work-related setting, regardless of whether or not the person is licensed to carry such weapons. Similarly, the Company will not tolerate any level of violence in the workplace or in any work-related setting. Violations of this policy must be referred to your supervisor and the Legal Department immediately. Threats or assaults that require immediate attention should be reported to the police. In the United States, you should call 911.

Drugs and Alcohol The Company intends to maintain a drug-free work environment. You may not use, possess or be under the influence of alcohol on Company premises.

You cannot use, sell, attempt to use or sell, purchase, possess or be under the influence of any illegal drug on Company premises or while performing Company business on or off the premises.

INTERACTING WITH GOVERNMENT

Prohibition on Gifts to Government Officials and Employees

The various branches and levels of government have different laws restricting gifts, including meals, entertainment, transportation and lodging, that may be provided to government officials and government employees. You are prohibited from providing gifts, meals or anything of value to government officials or employees or members of their families without prior written approval from the Legal Department.

Political Contributions and Activities

Laws of certain jurisdictions prohibit the use of Company funds, assets, services, or facilities on behalf of a political party or candidate. Payments of corporate funds to any political party, candidate or campaign may be made only if permitted under applicable law and approved in writing and in advance by the Legal Department.

Your work time may be considered the equivalent of a contribution by the Company. Therefore, unless required by applicable law, you will not be paid by the Company for any time spent running for public office, serving as an elected official, or campaigning for a political candidate. Nor will the Company compensate or reimburse you, in any form, for a political contribution that you intend to make or have made.

You must notify the Legal Department before running for election or seeking appointment to any government-related position.

Bribery of Foreign Officials

Company policy, the U.S. Foreign Corrupt Practices Act (the "FCPA"), and the laws of many other countries prohibit the Company and its officers, employees and agents from giving or offering to give money or anything of value to a foreign official, a foreign political party, a party official or a candidate for political office in order to influence official acts or decisions of that person or entity, to obtain or retain business, or to secure any improper advantage. A foreign official is an officer or employee of a government or any department, agency, or instrumentality thereof, or of certain international agencies, such as the World Bank or the United Nations, or any person acting in an official capacity on behalf of one of those entities. Officials of government-owned corporations are considered to be foreign officials.

Payments need not be in cash to be illegal. The FCPA prohibits giving or offering to give "anything of value." Over the years, many non-cash items have been the basis of bribery prosecutions, including travel expenses, golf outings, automobiles, and loans with favorable interest rates or repayment terms. Indirect payments made through agents, contractors, or other third parties are also prohibited. You may not avoid liability by "turning a blind eye" when circumstances indicate a potential violation of the FCPA.

The FCPA does allow for certain permissible payments to foreign officials. Specifically, the law permits "facilitating" payments, which are payments of small value to effect routine government actions such as obtaining permits, licenses, visas, mail, utilities hook-ups and the like. However, determining what is a permissible "facilitating" payment involves difficult legal judgments. Therefore, you must obtain permission from the Legal Department before making any payment or gift thought to be exempt from the FCPA.

IMPLEMENTATION OF THE CODE

Copies of this Code are available from the Legal Department and on the Company's Intranet. A statement of compliance with the Code must be signed by all employees, officers, directors and consultants.

Seeking Guidance

This Code cannot provide definitive answers to all questions. If you have questions regarding any of the policies discussed in this Code or if you are in doubt about the best course of action in a particular situation, you should seek guidance from your supervisor, the Legal Department or the other resources identified in this Code.

Reporting Violations

If you know of or suspect a violation of applicable laws or regulations, the Code, or the Company's related policies, you must immediately report that information to your supervisor or the Legal Department. The procedure for the anonymous submission of complaints or concerns regarding financial statement disclosures, accounting, internal accounting controls or auditing matters is set forth in Annex A to the Audit Committee Charter which appears on the Company's website and a copy of which is attached to this Code. No one will be subject to retaliation because of a good faith report of suspected misconduct.

Investigations of Suspected Violations

All reported violations will be promptly investigated and treated confidentially to the extent reasonably possible, given the need to conduct an investigation. It is imperative that reporting persons not conduct their own preliminary investigations. Investigations of alleged violations may involve complex legal issues, and acting on your own may compromise the integrity of an investigation and adversely affect both you and the Company. You are expected to cooperate in internal investigations of suspected misconduct.

Reports Regarding Accounting Issues

The Company is committed to compliance with applicable securities and other laws, rules, and regulations, accounting standards and internal accounting controls. You are expected to report any complaints or concerns regarding accounting, internal accounting controls and auditing matters ("Accounting Issues") promptly. Reports may be made in writing to the Chair of the Audit Committee of the Board of Directors (the "Audit Committee"), in care of the Company's Legal Department at 10 Mountainview Road, Suite C200, Upper Saddle River, NJ 07458. Reports may be made anonymously. Reports will be treated confidentially to the extent reasonably possible given the need to conduct an investigation. No one will be subject to retaliation because of a good faith report of a complaint or concern regarding Accounting Issues. For more information regarding the Audit Committee's Procedures for the Anonymous Submission of Complaints or Concerns Regarding Financial Statement Disclosures, Accounting, Internal Accounting Controls or Auditing Matters, see Annex A to the Charter of the Audit Committee of the Board of Directors of PDI, Inc., posted on the Company's website or the copy of which is attached to this Code.

The Company has also established and published on its website a mailing address for receiving complaints regarding Accounting Issues from employees and others. That mailing address is:

               PDI, Inc.
               Chair of the Audit Committee of the Board of Directors c/o Legal Department
               10 Mountainview Road, Suite C200
               Upper Saddle River, NJ 07458

Treatment of Complaints and Retention of Records Regarding Accounting Issues

Reports of concerns or complaints regarding Accounting Issues will be investigated in accordance with Company policy. The Company's Legal Department will forward, as appropriate, complaints and concerns regarding Accounting Issues to the Audit Committee. The Legal Department will retain copies of all reports, investigative reports, summaries of reports and other documents relating to complaints and concerns regarding Accounting Issues in accordance with the Company's records retention policy.

Discipline for Violations

The Company intends to use every reasonable effort to prevent the occurrence of conduct not in compliance with its Code and to halt any such conduct that may occur as soon as reasonably possible after its discovery. Subject to applicable law, Company personnel who violate this Code and other Company policies and procedures may be subject to disciplinary action, up to and including discharge.

A Framework for Approaching Questions and Problems

Everyone must work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since it is impossible to anticipate every situation that will arise, it is important to have a way to approach a new question or problem. These are the steps to keep in mind:

      o Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

      o Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

      o Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

      o Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor's responsibility to help solve problems.

      o Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, address your concerns to: PDI, Inc., Audit Committee of the Board of Directors, c/o Legal Department, 10 Mountainview Road, Suite C200, Upper Saddle River, NJ 07458.

Waivers of the Code

Waivers of the Code for directors and executive officers may be made only by the Board of Directors and must be disclosed as required by law or regulation.

No Rights Created

This Code is a statement of the fundamental principles and key policies and procedures that govern the conduct of the Company's business. It is not intended to and does not create any rights in any employee, partner, officer, customer, supplier, competitor, shareholder or any other person or entity.

Procedures for the Anonymous Submission of Complaints or Concerns Regarding Financial Statement Disclosures, Accounting, Internal Accounting Controls or Auditing Matters

The following is the procedure for the confidential, anonymous submission by employees of PDI, Inc. and its subsidiaries (the "Corporation") of concerns regarding questionable accounting, internal control, auditing or related matters ("Concerns"):

1. The Corporation shall forward to the Audit Committee of the Board of Directors (the "Audit Committee") any complaints that it has received regarding financial statement disclosures, accounting, internal accounting controls or auditing matters.

2. Any employee of the Corporation may submit, on a confidential, anonymous basis if the employee so desires, any Concerns by setting forth such Concerns in writing and forwarding them in a sealed envelope to the Chair of the Audit Committee, in care of the Corporation's Corporate Secretary (the "Secretary"), such envelope to be labeled with a legend such as:
      "Anonymous Submission of Complaint or Concern." If an employee would like to discuss any matter with the Audit Committee, the employee should indicate this in the submission and include a telephone number at which he or she might be contacted if the Audit Committee deems it appropriate. Any such envelopes received by the Secretary shall be forwarded promptly to the Chair of the Audit Committee.

3. The Secretary shall prepare an executive summary of the contents of each submission with respect to Concerns that do not specifically allege participation in wrongdoing by the Corporation's Chief Executive Officer (the "CEO") and send it to the CEO. The CEO shall promptly investigate the subject of each such executive summary and report his findings in writing to the Chairman of the Audit Committee with recommendations, if any. The Secretary shall send a copy of each submission with respect to Concerns that specifically allege participation in wrongdoing by the CEO both to the Chairman of the Audit Committee and to the CEO.

4. At each of its meetings, including any special meeting called by the Chair of the Audit Committee following the receipt of any information pursuant to this Annex, the Audit Committee shall review and consider any such complaints or concerns that it has received and take any action that it deems appropriate in order to respond thereto.

5. The Audit Committee shall retain any such complaints or concerns for a period of no less than 7 years.

ACKNOWLEDGMENT FORM

I have received and read the Code of Business Conduct, and I understand its contents. I agree to comply fully with the standards, policies and procedures contained in the Code and the Company's related policies and procedures. I understand that I have an obligation to report to my supervisor or the Legal Department any suspected violations of the Code that I am aware of. I acknowledge that the Code is a statement of policies for business conduct and does not, in any way, constitute an employment contract or an assurance of continue employment.

                                          __________________________
                                          Printed Name

                                          __________________________
                                          Signature

                                          __________________________
                                          Date

[OPTIONAL]

I would like to disclose the following possible conflicts for the Legal Department to review:
________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________


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